MASTER
NON-RECOURSE LOAN PARTICIPATION AGREEMENT

THIS MASTER NON-RECOURSE LOAN PARTICIPATION AGREEMENT (“Agreement”) is entered into as of February 13, 2019 among COBANK, ACB and COBANK, FCB (hereafter collectively referred to as “CoBank”) and FEDERAL AGRICULTURAL MORTGAGE CORPORATION (hereafter referred to “Farmer Mac”).

RECITALS

Whereas, CoBank and Farmer Mac, each in its role as a direct lender or its capacity as a participant in a loan originated by a third party lender, is authorized, under such terms and conditions as may be determined to be feasible by its board of directors to make and/or participate in loans and commitments to eligible borrowers, and to extend to them other technical and financial assistance; and

Whereas, CoBank and Farmer Mac, each in its role as a participating lender is authorized, under such terms and conditions as may be determined feasible by its board of directors, to participate in loan and commitments made or owned by Lead Lender (as hereinafter defined), with the primary role of Participant (as hereinafter defined), in respect to such loans and commitments, being that of a participating lender that exercises independent credit judgement and shares with Lead Lender in risk associated with such loans and commitments; and

Whereas, CoBank and Farmer Mac mutually deem it desirable at this time to enter into a non-recourse master participation agreement; and

Whereas, from time-to-time, Lead Lender may desire to sell, and Participant may desire to buy, participations in loans made or owned by Lead Lender in accordance with the terms and provisions of this Agreement; and

Whereas, both CoBank and Farmer Mac desire to establish certain financial arrangements in respect of the general relationships between themselves and the more specific relations provided for in this Agreement;

Now, therefore, in consideration of the premises and of their respective undertakings and agreements hereinafter set forth, CoBank and Farmer Mac agree as follows:

AGREEMENTS

1.    Definitions. For purposes of this Agreement the following terms will have the meaning indicated:

“Borrower” means each and every person or entity signing, making, endorsing or guaranteeing to Lead Lender a promissory note or other evidence of indebtedness, the proceeds of which have been advanced or committed by or on behalf of, or acquired by, Lead Lender and its successors and assigns.

“Business Day” means any day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in the state in which Lead Lender or Participant is located are required to be closed, or (iii) a day on which the Federal Reserve Banks are required or authorized by law to be closed.

“Certificate of Participation” means the document executed by CoBank and Farmer Mac that describes the Loan, the related Loan Participation and various other matters related to the Loan and the relationship between Lead Lender and Participant with respect to the particular Loan Participation. A form of Certificate of

(1 of 18 )

Participation is attached hereto as Exhibit A, which form may be modified as Lead Lender reasonably deems appropriate. Lead Lender and Participant may agree from time to time to sell multiple Loan Participations pursuant to a single Certification of Participation, with such modifications to Exhibit A as may be appropriate to effectuate such sale.

“Collateral” means all property, whether real, personal, tangible or intangible, which secures Borrower's obligations under the Note.

“Collections” means all monies and other property received by Lead Lender from and after the date of the Loan Participation in payment of principal or interest on a Loan, or otherwise in connection with a Loan, from whatever source derived, including, without limitation, all sums realized from any Collateral or any person or party liable with respect to a Loan or any part thereof.

“Expenses” means any and all reasonable out-of-pocket costs and expenses (other than the normal administrative expenses of Lead Lender prior to the occurrence of an Event of Default, as such term is defined in the Loan Documents) which have been or may be actually paid by Lead Lender in connection with a Loan or any of the Loan Documents since the purchase by Participant of its Loan Participation or with the enforcement, collection, protection or sale of, or other realization upon, the Collateral, for which Lead Lender has not been reimbursed by or on behalf of Borrower, including, without limitation, reasonable out-of-pocket costs and expenses which may be incurred for repairing, improving, maintaining, managing, insuring, securing, leasing, selling, disposing of or liquidating all or any portion of the Collateral, collecting or enforcing the Loan Documents, and prosecuting or defending any litigation related to the Loan, and including, without limitation, attorneys’, experts’ and consultants’ fees or commissions, taxes and assessments, financing costs, court costs, judgments and penalties related to the Loan.

“Lead Lender” refers to the institution or company originating (or subparticipating) a loan for participation with the other lender, known as Participant.

“Loan” means the loan or loans or a complex of related loans an undivided interest in which is offered for sale by Lead Lender under this Agreement (and if such offer is accepted, “Loan” shall mean the loan or loans or a complex of related loans purchased by Participant under this Agreement). “Loan”, as used herein, may also include one or more leases and letters of credit.

“Loan Documents” means the Note, Security Agreement, any loan or credit agreements, guarantees and other documents, and all modifications and amendments thereto under which Lead Lender has rights and which are executed and delivered in connection with the Loan.

“Loan Participation” means the undivided interest in the Loan that is sold by Lead Lender to Participant in accordance with paragraph 2 below and as described in the applicable Certificate of Participation. Loan Participation may include up to a 100-percent participation interest in a Loan.

“Note” means the promissory notes, loan agreements or other documents executed by Borrower, evidencing Borrower's indebtedness in connection with the Loan.

“Offer of Participation” (or “Offer of Purchase”) means an offer by Lead Lender to Participant to participate in a loan, loans or a complex of related loans.

“Participant” refers to the institution or company purchasing an undivided interest in a Loan from Lead Lender.

(2 of 18 )

“Participation Rate of Interest” (or “Interest Rate”) means the annual rate of interest specified in the Certificate of Participation as applicable to the Loan and which is to be received by Participant on Participant's outstanding investment in the Loan. This rate may differ from that established by the Note.

“Pro Rata Share” means at any point in time the percentage of the principal balance outstanding of the Loan represented by Participant's then outstanding investment in the Loan (or, with respect to the funding of advances, the percentage of the Loan that Participant has agreed to purchase).

“Security Agreement” means each and every mortgage, deed of trust, financing statement and/or other security agreement or security instrument creating a lien on the Collateral executed and delivered to Lead Lender in connection with the Loan and includes the Note to the extent it creates a lien on the Collateral.

“Servicing Agreement” means, as to Loan Participations for which CoBank is Lead Lender and Farmer Mac is Participant, the Loan Participation and Servicing Agreement dated as of the date hereof between CoBank and Farmer Mac and, as to Loan Participations for which Farmer Mac is Lead Lender and CoBank is Participant, such servicing agreement as the parties may enter into after the date hereof and designated as such therein.

2.    Loan Participation Sale.

(a)    From time to time, Lead Lender may offer to sell Participant an undivided interest in a Loan. The Offer of Participation will be in writing and accompanied by Loan Documents, appropriate credit and financial information and documentation, and other supporting information as may be required by Participant in order for Participant to make an independent credit judgment regarding Lead Lender's offer. Participant may choose not to participate in any Loan offered by Lead Lender. Each Loan Participation purchased by Participant shall be evidenced by a Certificate of Participation, which shall set forth the terms (including the dollar amount and percentage interest of the Loan sold) and conditions of the participation being purchased, and which, upon execution by Participant, shall (along with this Agreement) constitute the terms of the Loan Participation (see form example attached hereto as Exhibit A). Multiple Loan Particiations may be sold pursuant to a single Certificate of Participation. In the event of a conflict between this Agreement, the Offer of Participation, and the Certificate of Participation, the terms of the Certificate of Participation shall govern. In the event of a conflict between the Certificate of Participation and the Loan Documents, the terms of the Loan Documents shall govern. The sale and purchase of the Loan Participation is subject to the return to Lead Lender of a fully executed copy of the Certificate of Participation, including a return via facsimile or electronic mail.

The manually executed, facsimile transmitted, or electronically transmitted signature of authorized representatives of either or both of Participant and/or Lead Lender on a Certificate of Participation shall be deemed to be an original. A Certificate of Participation may be executed in multiple, original counterparts, each of which shall constitute and serve as an original thereof (even if transmitted by facsimile, or by electronic mail), but all of which when taken together shall constitute one and the same Certificate of Participation. As to any Loan in which Participant acquires an interest under this Agreement, Lead Lender shall retain and maintain among its books and records a copy of the applicable Certificate of Participation or otherwise shall mark its books and records to reflect the Participant’s undivided ownership interest in such Loan.

(b)    A Loan Participation constitutes a sale of an undivided ownership interest in a Loan based on Participant's outstanding investment in the Loan and includes an equivalent interest in (i) the Loan Documents, (ii) Lead Lender's security interest in the Collateral, (iii) any Collections, and (iv) any and all

(3 of 18 )

continuing guarantees made by any and all parties, persons or entities guaranteeing payment of any and all obligations of Borrower under the Note (and, to the extent applicable, under the other Loan Documents) and will in no way be construed as an extension of credit by Participant to Lead Lender. Interest will begin accruing as to Participant with respect to any portion of the Loan as of Lead Lender's receipt of the applicable portion of the purchase price for the Loan Participation.

(c)    Lead Lender and Participant intend and agree that the purchase price amount paid by Participant for each Loan Participation, which the parties negotiated at arm’s length, constitutes fair consideration and reasonably equivalent value for Participant’s purchase of the Loan Participation.

(d)    The sale and purchase of a Loan Participation shall be without recourse by Participant to Lead Lender of any nature whatsoever (including, without limitation, on account of any failure by Borrower to make payment of any sum due under the Note or otherwise to perform any covenant, condition or other obligation of Borrower to be performed under the Loan Documents). Lead Lender’s sole obligation to Participant hereunder with respect to Collections shall be to remit payments to the extent provided herein which are actually received from, or on behalf of, Borrower. Nothing in this paragraph 2(d) shall relieve Lead Lender from liability, if any, resulting from a breach by Lead Lender of any representations or warranties made by Lead Lender herein.

(e)    The Loan Participation does not include, and Lead Lender is exclusively entitled to:

(i)    Fees for supplemental services rendered by Lead Lender; and

(ii)    All other fees and charges received by Lead Lender in connection with the Loan not specifically reserved to Participant hereunder or in the Certificate of Participation.

3.    Funding by Participant.

(a)    To the extent that a Loan has been previously funded, Participant agrees to pay Lead Lender the amount to be paid by Participant for the Loan Participation in then available funds at the time Participant returns a fully executed copy of the Certificate of Participation to Lead Lender.

(b)    To the extent that a Loan has not been previously funded (or with respect to any advance against the Loan), on any Business Day Participant agrees to pay any amount to be paid by Participant for the Loan Participation as requested by Lead Lender by telephone, email, or letter and received by Participant not later than 4:30 p.m. New York City time on the preceding Business Day (the “cut-off time”). If Lead Lender’s funding request is received after the cut-off time on any Business Day, then Participant agrees to pay the required amount not later than the next Business Day. Further, if Lead Lender is required to fund Participant’s share of a Loan (or Loan advance), then any interest attributable to such amount shall be credited to Lead Lender until Participant funds its share. Lead Lender's request will contain a statement of (i) the amount of the advance, (ii) the date on which the advance is to be made to or for the benefit of Borrower, (iii) the portion of the advance which is to be funded by Participant, (iv) the date on which that portion of the advance is to be funded by Participant and (v) a statement indicating that all conditions precedent to such advance established by the Loan Documents have been met by the Borrower. On the date specified for funding of Participant's portion of an advance, Participant shall transfer funds to Lead Lender in a manner prescribed by Lead Lender and in an amount equal to Participant's portion of such advance.

(c)    Lead Lender will not provide an updated Certificate of Participation each time Participant funds its Pro Rata Share of an advance. Amounts actually advanced by Participant on account of Participant’s

(4 of 18 )

Loan Participation shall be recorded by Lead Lender and credited to Participant’s total Loan Participation obligation.

(d)    Lead Lender will not, without the prior written consent of Participant, make any advance if Lead Lender has actual knowledge of the occurrence of any event or existence of any condition that would relieve Lead Lender from any obligation to make the advance. In the event Participant fails to fund a required advance in a timely manner, Lead Lender may terminate its obligation to tender further investments in the Loan to Participant without notice.

(e)    On demand, Participant agrees promptly to pay to Lead Lender its share of Expenses actually incurred by Lead Lender. Participant’s share will be calculated based on a percentage amount equal to its Pro Rata Share.

4.    Loan Closing and Administration. Lead Lender will exclusively negotiate the Loan with Borrower and shall arrange for execution, delivery, and recording of all Loan Documents. Lead Lender will exclusively administer and service the Loan (except as agreed to in writing by the parties or when Lead Lender is a participant in a loan originated by a third party lender and Participant's participation is actually a sub-participation) in accordance with the Servicing Agreement. Lead Lender will provide Participant, on a timely basis, (i) fully signed (and recorded, if applicable) copies of all Loan Documents, including any amendments or supplements thereto, (ii) copies of all loan requirements established under the Loan Documents (e.g., annual financial statements, insurance policies, etc.), which shall at minimum include annual financial statements of the Borrower and, for rural utilites loans, the Borrower’s annual RUS Financial and Operating Report - Electric Distribution (formerly known as RUS Form 7) or any equivalent or successor form thereto, (iii) promptly after approval by Lead Lender, any annual credit analysis required to be delivered pursuant to the Servicing Agreement, and (iv) all other reports required under the Servicing Agreement. Notwithstanding the foregoing, Lead Lender and Participant acknowledge and agree that in loans where the United States Rural Utilities Service (“RUS”) is a co-mortgagee, RUS manages insurance compliance and CoBank will not receive separate evidence of insurance policies.

5.    Remittances to Participant.

(a)    Upon receipt by Lead Lender of any principal and/or interest payment and/or other fees or payments (including Collections net of Expenses) in connection with the Loan, Lead Lender shall remit to Participant by wire transfer, or as otherwise directed by Participant, the portion thereof to which Participant is entitled hereunder as determined by the Certificate of Participation. In the event such transfer is not effected before 3:00 p.m. local time of Participant on the date such principal and/or interest and/or other fees or payments are received by Lead Lender (provided such payments are received before 11:00 a.m. local time of Lead Lender), Lead Lender shall pay Participant its portion as determined by its Pro Rata Share, of such interest as Lead Lender shall earn on said funds until the date such transfer is effected. In the event Lead Lender fails to invest such payments received by it in order to earn interest thereon, interest on Participant’s Pro Rata share shall be paid to Participant by Lead Lender at the Federal Funds rate.

(b)    Notwithstanding anything to the contrary contained herein, if Lead Lender remits to Participant any principal and/or interest payment and/or other fees or payments in connection with the Loan as provided in this paragraph 5, and if such remittance shall have been based on a check from the Borrower which is not honored by the bank upon which it is drawn for any reason, or if Lead Lender shall be required to repay Borrower or any other person or entity all or any portion of the principal and/or interest payment and/or other fees or payment remitted to Participant (the “Repayment Amount”), then Participant shall promptly, upon demand by Lead Lender, repay to Lead Lender Participant’s Pro Rata Share of the total

(5 of 18 )

Repayment Amount, together with interest thereon at such rate, if any, as Lead Lender shall be required to pay to the Borrower or such other person or entity with respect thereto.

6.    Review of Documents. By execution of this Agreement and/or the Certificate of Participation, Participant acknowledges that Participant has reviewed such documents as it has deemed appropriate in connection with the applicable Loan and has made its decision to purchase the related Loan Participation based upon such review and whatever further advice of Participant's own advisors as Participant has deemed appropriate. Participant further acknowledges that other than the representations and warranties contained in this Agreement, Lead Lender has made and shall make no representation whatsoever as to the form, substance or enforceability of any of the Loan Documents, the ability of Borrower or any other party obligated thereunder to make any payment contemplated thereby or any other matter with respect to the Loan and that Lead Lender is in no way a guarantor or surety of the performance by any party of its obligations in connection with the Loan. To the extent that Lead Lender has prepared (or has had prepared on its behalf) a credit analysis (other than the annual credit analysis referred to in Section 4(iii)) on a Borrower for its own credit review purposes (in the course of ordinary practice), it shall, upon Participant’s written request, provide a copy of such credit analysis (including any material updates) to Participant; provided, that Participant acknowledges and agrees that any such credit analysis (i) has been prepared solely for Lead Lender’s use and benefit, (ii) does not obviate Participant’s responsibility to undertake its own due diligence with respect to the Loan, and (iii) cannot and shall not form the basis of Participant’s purchase decision in any respect. Lead Lender makes no representation or warranty with regard to the accuracy or completeness of the information contained in any credit analysis shared with Participant.

7.    Records and Accounts. Promptly following generation, Lead Lender will provide Participant with copies of Lead Lender's standard participation accounting reports, as the form and content of those reports may change from time to time; provided, the foregoing shall not alleviate the Lead Lender of any reporting obligations under the Servicing Agreement. Lead Lender shall keep complete and accurate books, files and records of all matters pertaining to the Loan and make the same available for inspection and copying by Participant or Participant's authorized representative, at Participant's expense, at any reasonable time during Lead Lender's business hours.

8.    Loan Collections. Lead Lender has the exclusive right to, and will use reasonable efforts in attempting to, collect any and all items due or collectible in connection with the Loan including, without limitation, interest and principal payments and expense reimbursements. Lead Lender shall promptly give Participant written notice or other documentation indicating any material change in Borrower's condition or operation (including any sale or disposition of assets material to the Borrower’s operation), material collateral deficiency, and any bankruptcy or litigation proceeding affecting the Borrower.

9.    Default of Borrower.

(a)    If either party acquires any actual knowledge of (i) a material default in connection with the Loan or (ii) any matter which such party deems may affect the enforceability or collectability of the Loan, then the party having such knowledge will reasonably promptly thereafter notify the other party in writing, and the parties will thereafter consult as appropriate regarding any action to be taken in connection therewith. In the event of a disagreement as to the appropriate course of action in a given instance, the decision of the party (or parties, in the case of more than one Loan participant) with the larger percentage interest in the Loan will govern.

(b)    Upon an event of default by the Borrower, the percentage of the Loan Participation shall be fixed as a Pro Rata Share as of the date such default is declared. The resulting percentage allocation shall

(6 of 18 )

be used as the basis for distributing all subsequent charges, advances, and payments on the Loan during the period(s) of default only.

(c)    Within ten (10) Business Days after written request of Lead Lender, Participant will reimburse Lead Lender promptly Participant's Pro Rata Share of any Expenses that Lead Lender pays third parties in connection with enforcing the Loan, provided such amounts are reasonable, and are not reimbursed by any other party to the Loan Documents and are not directly related to Lead Lender's routine servicing of the Loan. If the dollar amount of such Expenses reasonably can be anticipated to exceed $2,500.00, Lead Lender will notify Participant prior to incurring such costs or expenses. If Participant fails to so reimburse Lead Lender, Lead Lender may deduct the amount Participant fails to remit from amounts to be remitted to Participant on account of its Loan Participation. Any legal proceedings for collection, foreclosure or liquidation shall be conducted in the name of Lead Lender. If any of the Collateral is acquired in partial or full payment of the Loan, legal title to such property shall be held in the name of Lead Lender for the benefit of Lead Lender and Participant (as well as any other participants in the Loan). Lead Lender and Participant shall share the net proceeds from the liquidation of any of the Collateral, and shall share in all losses with respect to the Loan according to the Pro Rata Share.

10.    Management Functions; Amendments.

(a) Except as provided in this paragraph 10 and subject to the Servicing Agreement, Lead Lender has sole responsibility for the management of all matters pertaining to the administration and servicing of the Loan. The rights of participants in a Loan, including rights of Participant, are subject to any terms in the Loan Documents that affect participants. Specific voting rights with respect to a Loan in which Participant has purchased a participation interest may be set forth in the applicable Certificate of Participation.

(b)    In the event Participant sells a portion of a Loan (a sub-participation) and the consent of Participant is required, such consent shall be provided by Participant without regard to the interest of any sub-participant existing at the time the consent is requested or given, and Lead Lender may rely on Participant’s written statement of its consent or denial of consent with respect to this paragraph.

(c)    If indicated in the Certificate of Participation, Lead Lender shall be entitled to receive a servicing fee (“Servicing Fee”) from Participant. The Servicing Fee shall be determined as set forth in the Certificate of Participation or as set forth in such other agreement as may be agreed between Lead Lender and Participant with respect to a specific Loan Participation. The Servicing Fee shall be paid in arrears, shall be payable out of interest payments made upon the Note, and shall be payable solely by Lead Lender's withholding of the Servicing Fee from interest payments otherwise payable to Participant by Lead Lender from the effective date of the Loan Participation until termination or maturity thereof. However, if interest is not paid in full when due, Participant shall have no personal liability for the Servicing Fee, which shall be collected only in the manner described herein.

11.    Limits of Lead Lender's Duties. Except as expressly set forth in this Agreement and/or the Certificate of Participation, or any modifications thereof, Lead Lender does not have any obligations to Participant relative to the Loan.

12.    Lead Lender's Duty of Care. Participant hereby acknowledges that Lead Lender in performance of Lead Lender's duties and obligations hereunder, shall only be obligated to exercise that degree of ordinary care as to the Loan which Lead Lender exercises in the conduct and management of loans for its own account. Lead Lender shall in any event administer each Loan in a commercially reasonable manner and in good faith for the benefit of Lead Lender and Participant.

(7 of 18 )

13.    Lead Lender's Warranties. Lead Lender hereby represents and warrants to Participant that at the time Lead Lender executes this Agreement and any Certificate of Participation and at the time that Participant is obligated to fund the purchase of a Loan Participation:

(a)    The execution, delivery and performance of this Agreement and the Certificate of Participation have been duly authorized by all requisite corporate or other action of Lead Lender and constitutes a valid legal and binding obligation of Lead Lender;

(b)    Lead Lender is, or upon the satisfaction of certain conditions contained in the Loan Documents, will be the owner of the Loan free of any lien or encumbrance and has the right to sell to Participant the applicable Loan Participation;

(c)    Lead Lender has in its possession, or will have in its possession prior to funding, fully executed originals or original counterparts of all of the Loan Documents;

(d)    Lead Lender has, to the best of its knowledge, provided Participant all current material credit information Lead Lender has as to the parties obligated in connection with the Loan requested by Participant (including, without limitation, all documentation related to subordination, intercreditor, cross-default, cross-collateralization, or shared-lien arrangements contemplated by Section 15(c)), and has provided copies of the Loan Documents relating to the Loan, and any information provided is, to the best of Lead Lender's knowledge, true, complete and accurate as to the subject matter thereof (as of the date thereof) except as otherwise noted by Lead Lender.

(e)    Where the Loan to be participated is presently in existence and previously funded, unless otherwise agreed to in writing, (i) there are no uncured events of default under the Loan and/or under the Loan Documents or events which, with the passage of time or upon the giving of notice, would become an event of default, (ii) the Loan is not more than 30 days delinquent in payment of principal and/or interest and is not otherwise in nonaccrual status, and (iii) to Lead Lender’s knowledge, the Borrower is in material compliance (without waiver, deferral, or forbearance by the Lead Lender) with all covenants in the Loan Documents.

(f)    To Lead Lender’s knowledge, after reasonable due diligence, the Loan Documents are enforceable by Lead Lender against the Borrower in accordance with their respective terms, subject to the future application of (i) bankruptcy, insolvency, fraudulent transfer, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity.

(g)    For the purpose of Participant’s compliance with the Bank Secrecy Act as applicable, Lead Lender represents and warrants to Participant that Lead Lender has collected from Borrower documentation supporting the Borrower’s tax ID, and Lead Lender agrees that, upon request from Participant, Lead Lender will make copies of such documents available to Participant.

14.    Participant Warranties. Participant hereby represents and warrants to Lead Lender that at the time Participant executes this Agreement and/or a Certificate of Participation:

(a)    The execution, delivery and performance of this Agreement and/or the Certificate of Participation have been duly authorized by all requisite corporate or other actions of Participant and constitutes a valid legal and binding obligation of Participant.

(8 of 18 )

(b)    Participant has the regulatory authority to purchase participations from Lead Lender and the financial ability to perform its obligations under this Agreement.

(c)    Except as disclosed to Lead Lender in writing at the time the Loan is offered for participation, Participant has no knowledge of any litigation, action, proceeding, or dispute before any federal or state court or governmental or administrative agency or instrumentality, pending or threatened against or affecting Participant which would prohibit it from entering into or performing this Agreement.

(d)    Participant has been furnished all information requested by Participant with respect to the Loan and Participant has made its own independent appraisal of the creditworthiness of Borrower, the value of the Collateral and the value of Participant’s interest and participation in the Loan and has not relied on any representations or warranties of Lead Lender in connection therewith other than as expressly set forth herein.

(e)    Participant has purchased the participation in the Loan for its own account for investment only and not with a view to the distribution or resale thereof. Participant further acknowledges that it has reviewed and approved the form and substance of the Loan Documents.

(f)    Participant is entitled to receive all payments to be made to it under this Agreement without the withholding of any tax.

15.    Further Transfers of Interests in the Loan and Further Advances by Lead Lender to Borrower.

(a)    Lead Lender, without prior written consent of Participant, will not assign this Agreement or any rights hereunder. Any sale by Lead Lender of additional participating interests in its portion of the Loan shall be accomplished without affecting the rights or obligations of Lead Lender or Participant thereunder except to the extent that paragraph 16 otherwise provides.

(b)    Both parties recognize that each Borrower is a customer of Lead Lender, and it is the desire of Lead Lender at all times to have the right and option to continue that relationship. In that regard, and unless otherwise prohibited or limited by the applicable Loan Documents, Lead Lender may make additional loans (or leases) to a Borrower without Participant’s prior written consent. Except as otherwise agreed to by the parties, and except as may otherwise be determined by law, additional loans to a Borrower by Lead Lender will not be subordinated in any respects to loans in which Participant has purchased a participation. Unless otherwise agreed in the Certificate of Participation, the Loan (and the Loan Documents) may be cross-defaulted with other loans made by Lead Lender to the Borrower or any other borrower related to the Borrower; provided, that Lead Lender will provide the Participant prompt notice of any default (or event that with the passage of time would become a default) under any such loans that are cross-defaulted with the Loan of which Lead Lender becomes aware. For purposes of this subsection and the following subsection, the term “loan” or “loans” shall include loan renewals and loan extensions and any transaction in which Lead Lender incurs any type of credit exposure to a Borrower.

(c)    If Lead Lender makes additional unsecured loans to a Borrower, then Participant’s pro rata share of Collections realized by Lead Lender as an unsecured creditor in connection with that Borrower’s liquidation or bankruptcy will be based on the ratio of the total of Participant’s participation loan balances in Borrower’s unsecured loans to the total of all Borrower’s loan balances on unsecured loans made by Lead Lender. If Lead Lender makes additional loans to a Borrower that are secured by the same collateral securing a loan in which Participant has purchased a Loan Participation, then Participant’s pro rata share of Collections realized from such collateral will be based on the ratio of the total of Participant’s participation loan balances

(9 of 18 )

in such secured loans to the total of all Borrower’s loan balances secured by that same collateral. Notwithstanding the foregoing, the parties understand that there may be subordination or other agreements in place with respect to a certain Borrower that may affect the amount and/or order of distribution of payments and Collections.

(d)    Participant may not, without Lead Lender's consent, which consent may not be unreasonably withheld, participate or assign the Loan Participation in whole or in part. Any assignments or sub-participations shall be without participant voting rights unless Lead Lender otherwise consents. Lead Lender shall acknowledge any such assignment or sub-participation in any manner reasonably requested by Participant.

16.    Insolvency. In the event Lead Lender becomes insolvent or the subject of a bankruptcy proceeding, makes an assignment for the benefit of creditors, is subjected to the appointment of any person to take charge of Lead Lender or Lead Lender's assets, has Lead Lender's interest in a Loan involuntarily sold or is in breach of Lead Lender's obligations hereunder, Participant will have the option on notice to Lead Lender to assume all of the powers granted to Lead Lender in this Agreement and to designate any person or firm, in its discretion, to exercise such powers. In such event, the Loan Documents and records relative to the Loan will be delivered promptly to Participant or its designee, as the case may be, together with such other documentation as Participant may reasonably request. In the event there are other participants as to a Loan which have similar rights as Participant, the participant with the then largest participating interest will have the option contemplated in this paragraph; provided, that if such participant shall not exercise such option, the remaining participants will have a right to exercise such option based upon the failure of each participant with a greater participation interest to exercise the option after notice from the subject participant requesting either an election of the option to assume Lead Lender’s powers or a release of the option.

17.    Default of Lead Lender.

(a)    The occurrence of any one or more of the following events will constitute an event of default hereunder:

(i)    Lead Lender fails to remit funds to Participant within four (4) Business Days of when such funds were received by Lead Lender.

(ii)    Lead Lender breaches any other material covenant or term, or fails to perform any obligation under this Agreement and such breach or failure is not cured within thirty (30) days of receipt by Lead Lender of notice thereof by Participant.

(iii)    Any warranty, representation, or statement now or hereafter furnished by or on behalf of Lead Lender to Participant in connection with this Agreement proves to be false or misleading in any material respect when furnished.

(iv)    Lead Lender is not exercising Lead Lender's management functions set forth under paragraph 10 of this Agreement in accordance with its duty of care under paragraph 12 of this Agreement.

(b)    Upon the occurrence of an event of default by Lead Lender, Participant may, at its sole option and discretion, and upon written notice to Lead Lender, do any one or more of the following:

(10 of 18 )

(i)    Suspend the Servicing Fee provided to Lead Lender under paragraph 10 of this Agreement (but only where Participant assumes the management functions) and/or commence to renegotiate with Lead Lender the terms and conditions of the servicing.

(ii)    Purchase Lead Lender's interest in any Loan at any time and/or to assume the management functions (including loan servicing) set forth in paragraph 10 of this Agreement as to any Loan. In the event of the discharge of Lead Lender from its management functions, Participant may notify Lead Lender that Lead Lender has been discharged from further duties relating to the receipt and collection of payments with respect to the Loan, and of the duty to service, manage, collect and enforce the Loan and that Participant shall undertake said duties. In the event of the discharge of Lead Lender in accordance with this paragraph, the servicing fee shall not be deducted or withheld from payments made to Participant for so long as Lead Lender remains discharged and Participant shall exercise the same degree of care in discharging its duties under this paragraph as it would take under similar circumstances for its own account. Lead Lender will execute such documents and take such action as is reasonably required to implement this provision. In the event Participant exercises its option to purchase Lead Lender's ownership interest in any Loan the purchase price will be equal to Lead Lender's undivided interest in the loan principal as then outstanding plus accrued interest thereon and the allocable share, if any, of costs, expenses and reasonable attorney’s fees paid by Lead Lender through the date of purchase (plus a broken funding fee, if any). In the event Participant exercises its option to assume the management function set forth in paragraph 10 of this Agreement, it shall be entitled to retain the Servicing Fee established in paragraph 10 hereof as set out in the Certificate of Participation.

(iii)    Exercise Participant's rights and remedies under the Agreement, the Certificate of Participation or any other agreement between Lead Lender and Participant or which are otherwise provided for at law or in equity.

18.    Lead Lender's Purchase of the Loan Participation. Lead Lender reserves no duty, right, obligation or option to purchase from Participant any of Participant’s Loan Participation in any Loan.

19.    Notices. Any notice or consent required or permitted to be given hereunder must be in writing and served by mail. Notice or consent may also be served personally, by private courier service with a receipt for delivery or by telecopier; notice or consent served by mail shall be by registered or certified mail with evidence of post office mailing and return receipt requested; additionally, notice or consent served by mail, private courier service or telecopier shall be addressed as follows:

If to Farmer Mac:
Farmer Mac
Vice President – Institutional Business
1999 K Street, NW 4th Floor,
Washington, DC 20006
Attention: Jitin K. Singhal, CFA
Email: feainfo@farmermac.com

With a copy to:
Farmer Mac
Executive Vice President – Chief Credit Officer
1999 K Street, NW 4th Floor,
Washington, DC 20006
Attention: Curt Covington

(11 of 18 )

Email: ccovington@farmermac.com
Email: tmclaughlin@farmermac.com

If to CoBank:
CoBank, ACB and CoBank, FCB
6340 S. Fiddlers Green Circle
Greenwood Village, Colorado 80111
Attention: Bill Fox
Email: bfox@cobank.com
Email: MB_CapitalMarkets@cobank.com

Any notice, request, demand, claim or other communication shall be deemed to have been duly given (a) on the date delivered if by personal delivery; (b) on the date sent by telecopier (followed by hard copy in accordance with clause (c) or (d) below); (c) on the next Business Day following confirmed delivery to the courier if sent by private courier service; and (d) five Business Days following delivery to the post office if sent by certified or registered mail. Either party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other party written notice in the manner herein set forth.

20.    Securities Laws. Participant releases Lead Lender to the maximum extent permissible under law from any liability under the state or federal securities laws arising from the failure of Lead Lender to register a Loan Participation. Participant and Lead Lender acknowledge that it is their respective analysis that a Loan Participation is either not a security under federal or state law or, if a security, is exempt from registration or qualification. Participant and Lead Lender agree that this agreement is not intended and is not to be construed to create or represent a partnership or joint venture.

21.    Liability For Damages. Except for a failure to act or perform in good faith, gross negligence or willful misconduct, neither Lead Lender nor Participant shall be liable for monetary damages to the other party for any action taken or omitted, or any error in judgment relating to the terms and provisions of the Agreement, the Collateral, the Loan Documents, a Loan Participation or a Loan. In no case shall either party be responsible for incidental, consequential, or punitive (exemplary) damages.

22.    Waiver of Jury Trial. COBANK AND FARMER MAC EACH IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

23.    General. Each party hereto shall pay its own attorney's fees incurred in connection with the negotiation and execution of this Agreement. Whenever in this Agreement the consent or approval of either party is sought, such consent or approval shall not be unreasonably withheld and will be deemed given unless written disapproval is given no later than five (5) Business Days after receipt of written request therefore unless the parties agree to an extension of this deadline. Except as expressly set forth herein, this Agreement and the terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement constitutes the entire agreement between the parties hereto with respect to its subject matter, supersedes all prior and contemporaneous agreements (except as agreed to by the parties) between the parties with respect to that subject matter and may not be modified, amended or otherwise changed in any manner except by a writing executed by the party to be

(12 of 18 )

charged. The failure at any time by either party to require strict compliance with any provisions of this Agreement shall not affect that party's continuing right to require compliance. Any suspension or waiver by either party of any event of default under this Agreement shall not affect any other event of default hereunder and that party's remedies with respect thereto, regardless of when said event of default occurs and the nature of said event of default. If any term or provision of this Agreement or the application thereof is held invalid or unenforceable as to any party, the balance of the Agreement will not be affected thereby, and each remaining term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. This Agreement is not intended to benefit, and shall not benefit any third parties. For purposes of this Agreement, time is of the essence. This Agreement shall be construed under and governed by the laws of the State of Colorado except to the extent that this Agreement is governed by federal law. Paragraph headings in this Agreement are for convenience only and not an aid in interpretation.

24.    Termination of Agreement. Notwithstanding paragraphs 16 and 17, Lead Lender or Participant may terminate this Agreement any time upon sixty (60) days written notice to the other, subject to completion of the respective obligations of Lead Lender and Participant with respect to any Loan Participation in effect at termination and provided that any such termination shall not operate to extinguish any Loan Participation that remains outstanding.

25.    Counterparts. This Agreement (and any Certificate of Participation delivered hereunder) may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

[SIGNATURES FOLLOW ON NEXT PAGE]

(13 of 18 )

THIS MASTER NON-RECOURSE LOAN PARTICIPATION AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR CONTEMPORANEOUS AGREEMENTS, ORAL OR WRITTEN, OR ANY SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

COBANK, ACB	FEDERAL AGRICULTURAL MORTGAGE
CORPORATION

By: /s/ Eric Itambo	By: /s/ John C. Covington
Name: Eric Itambo	Name: John C. Covington
Title: Chief Banking Officer	Title: Executive Vice President - Chief Credit Officer

COBANK, ACB

By: /s/ Eric Itambo
Name: Eric Itambo
Title: Chief Banking Officer

[Signature Page to Master Non-Recourse Loan Participation Agreement]

(14 of 18 )

EXHIBIT A
to
Master Non-Recourse Loan Participation Agreement

CERTIFICATE OF PARTICIPATION
<Date>

This Certificate of Participation (“Certificate of Participation”) is issued pursuant to that certain Master Non-Recourse Loan Participation Agreement, and any amendments thereto, currently in effect, among CoBank, ACB and CoBank, FCB (collectively, “CoBank” or “Lead Lender”) and FEDERAL AGRICULTURAL MORTGAGE CORPORATION (“Farmer Mac” or “Participant”) dated February 13, 2019 (the “Participation Agreement”). Subject to the terms and conditions of the Participation Agreement and this Certificate of Participation, the following terms shall apply to the Loan Participation described herein:

1.	Name of Borrower:
< > (“Borrower”), pursuant to the < >, dated as of < > (as may hereafter be amended, (the “Credit Agreement”), among Borrower, < > as Administrative Agent and the Lenders party thereto (the Credit Agreement and any other instruments, documents or agreements, including security agreements of any kind, entered into in connection with the Credit Agreement are referred to collectively as the “Loan Documents”).

2.	A) Lead Lender: B) Participant:	<CoBank> <Farmer Mac>
3.	Lead Lender’s Commitment(s):	<> $<>
4.	Basis of Participant’s participation(s):	A pro rata interest in: <> $<>
5.	Loan terms and Interest Rate(s):	As set forth in the applicable Loan Documents.
6.	Letter of Credit Fee(s):	Participant to receive its pro rata portion, payable as outlined in the applicable Loan Documents.
7.	Servicing Fees:	<Participant will pay Lead Lender a <> basis point Servicing Fee per annum, calculated on their basis of participation, payable by deduction of interest accruals and reduced interest rate.>
8.	UpFront Fee:	Lead Lender will pay Participant <> bps ($< >) upfront fee on the effective date of this Certificate of Participation.

9.	<Unused> Commitment Fee:	<_____>

(15 of 18 )

10.	Pricing:	<Par (100) plus adjustment for premium or discount due to mark-to-market will be determined on the day of closing.>

11.	Sub-participant(s):
Any sale of a sub-participation will require Lead Lender’s consent as set forth in Section 15(d) of the Participation Agreement. If Participant elects to sub-participate any of its interest in the loan commitments, the sub-participant will have no voting rights under the Loan Documents.

12.	Voting Rights	Pursuant to Schedule I attached hereto.

13.	Funding Deadline	Pursuant to Section 3(b) of the Participation Agreement, the cut-off time is <4:30 p.m. New York time one (1) Business Day prior to the funding date>.

ADDITIONAL TERMS:
To the extent any conflict exists between this Certificate of Participation and the Participation Agreement, the terms of this Certificate of Participation shall control. To the extent any conflict exists between this Certificate of Participation and the Loan Documents, or between the Participation Agreement and the Loan Documents, the terms of the Loan Documents shall control. Except for terms defined in this Certificate of Participation or in the Loan Documents, all terms used herein shall have the same meaning as such terms are given in the Participation Agreement.

All ordinary costs of loan servicing shall be borne by Lead Lender. Unless specifically indicated otherwise in the Participation Agreement, all other costs, expenses (including attorneys’ fees) or losses incurred in connection with the Loan Participation (or Participation Loan) shall be shared on a pro rata basis based on Participant’s percentage interest in the Participation Loan.

Participant hereby acknowledges that it is purchasing an undivided participation interest based upon its own independent credit judgment and not in reliance on any expressed or implied representations or warranties which may have been made by Lead Lender, except those set forth in the Participation Agreement and this Certificate of Participation.

Unless otherwise prohibited or limited by the Loan Documents, Lead Lender may make additional loans (or leases) to Borrower without Participant’s prior written consent.

Except as otherwise agreed to by the parties, and except as may otherwise be determined by law, additional loans to a Borrower by Lead Lender will not be subordinated in any respects to loans in which Participant has purchased a participation. Unless otherwise agreed in this Certificate of Participation, the participated loan(s) may be cross-defaulted with other loans made by Lead Lender to Borrower or any other borrower related to the Borrower.

For purposes of the preceding paragraphs, the term “loan” or “loans” shall include loan renewals and loan extensions and any transaction in which Lead Lender incurs any type of credit exposure to Borrower.

(16 of 18 )

Participant’s signature below constitutes an acceptance of Lead Lender’s offer of participation in the loans identified above and a waiver of any additional requirements on participation offers that may be imposed by the Participation Agreement. The manually executed, facsimile transmitted, or electronically transmitted signature of either or both of the parties hereto (or their representatives) shall be deemed to be an original. This Certificate of Participation may be executed in multiple, original counterparts, each of which shall constitute and serve as an original hereof (even if transmitted by facsimile, or by electronic mail), but all of which when taken together shall constitute one and the same agreement.

Agreed to: <Lead Lender> By: ___________________________________ Its: ____________________________________	Agreed to: <Participant> By: ___________________________________ Its: ____________________________________

(17 of 18 )

Schedule I
to
Certificate of Participation

To the extent that the Lead Lender is permitted to vote and/or consent with respect to the following rights under the Loan Documents, Lead Lender will not without the prior written consent of all affected participants in a loan in which Participant has purchased a participation interest (subject to Section 9(a) of the Participation Agreement):

(a)    Make or consent to any release, substitution or exchange of all or substantially all of the Collateral, other than any partial or other releases authorized by or provided for in the Loan Documents (or otherwise in the ordinary course of Borrower’s business), or any release or substitution of any guarantor, surety or other obligor of Borrower's obligations under the loan.

(b)    Reduce the amount of or postpone the date for any scheduled payment of any principal of or interest on the loan (or loans) or any fees payable in respect thereto.

(c)    Decrease the interest rate spread of a loan, or, if a pricing grid is in effect with respect to a loan, decrease the pricing limits of the grid.

(d)    Increase a participant’s commitment in the loan.
As used above, an “affected participant” means a person or entity (i) who purchased a participation interest in the loan from Lead Lender (or a permitted assignee of such person or entity), and (ii) whose rights and/or interests in the loan would be affected in any material respect or diminished by the occurrence of any of the above listed actions. In any case, rights of participants in a loan, including rights of Participant, are subject to any terms in the Loan Documents that affect participants.

THIS SCHEDULE I IS INCORPORATED INTO THE CERTIFICATE OF PARTICIPATION AS IF FULLY SET FORTH THEREIN.

Lead Lender:	Participant:

(18 of 18 )